                                                       -------------------------
                                                             OMB APPROVAL
                                                       -------------------------
                                                       OMB NUMBER:     3235-0145
                                                       EXPIRES:  AUGUST 31, 1999
                                                       ESTIMATED AVERAGE BURDEN
                                                       HOURS PER RESPONSE..14.90
                                                       -------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*

                            IXC Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   450713 10 2
           -----------------------------------------------------------
                                 (CUSIP Number)

                                November 9, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                Page 1 of 5 pages

CUSIP No.      450713 10 2
          --------------------

  (1)     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

                  Ralph J. Swett
          ---------------------------------------------------------------------

  (2)     Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)   [   ]

          (b)   [   ]
          ---------------------------------------------------------------------

  (3)     SEC Use Only

          ---------------------------------------------------------------------

  (4)     Citizenship or Place of Organization

                  United States
          ---------------------------------------------------------------------

                       (5)     Sole Voting Power
  Number of                         -0-
   Shares              --------------------------------------------------------
 Beneficially          (6)     Shared Voting Power
  Owned by                          -0-
    Each               --------------------------------------------------------
  Reporting            (7)     Sole Dispositive Power
 Person With                        -0-
                       --------------------------------------------------------
                       (8)     Shared Dispositive Power
                                    -0-
                       --------------------------------------------------------

 (9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                  -0-
          ---------------------------------------------------------------------

 (10) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

          [  ]
          ---------------------------------------------------------------------

 (11)     Percent of Class Represented by Amount in Row (11)
                  0%
          ---------------------------------------------------------------------

 (12)     Type of Reporting Person (See Instructions)

          ---------------------------------------------------------------------
                  IN
          ---------------------------------------------------------------------



                               Page 2 of 5 pages

ITEM 1.

            (a)   Name of Issuer

                       IXC Communications, Inc.

            (b)   Address of Issuer's Principal Executive Offices

                       1122 Capital of Texas Highway South
                       Austin, Texas 78746

ITEM 2.

            (a)   Name of Person Filing

                       Ralph J. Swett

            (b)   Address of Principal Business Office or, if none, Residence

                       1122 Capital of Texas Highway South
                       Austin, Texas 78746

            (c)   Citizenship

                       United States

            (d)   Title of Class of Securities

                       Common Stock, $.01 par value

            (e)   CUSIP Number

                       450713 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
            (a)   [ ]    Broker or dealer registered under section 15 of the Act
                         (15 U.S.C. 78o).
            (b)   [ ]    Bank as defined in section 3(a)(6) of the Act
                         (15 U.S.C.78c).
            (c)   [ ]    Insurance company as defined in section 3(a)(19) of the
                         Act (15 U.S.C. 78c).
            (d)   [ ]    Investment company registered under section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8).
            (e)   [ ]    An investment adviser in accordance with Section
                         240.13d-1(b)(1)(ii)(E);
            (f)   [ ]    An employee benefit plan or endowment fund in
                         accordance with Section 240.13d-1(b)(1)(ii)(F);
            (g)   [ ]    A parent holding company or control person in
                         accordance with Section 240.13d-1(b)(1)(ii)(G);
            (h)   [ ]    A savings associations as defined in Section 3(b)
                         of the Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i)   [ ]    A church plan that is excluded from the definition
                         of an investment company under section 3(c)(14) of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j)   [ ]    Group, in accordance with Section
                         240.13d-1(b)(1)(ii)(J).

                                  Page 3 of 5 pages

                       Not Applicable

ITEM 4.     OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned:  -0-.
            (b)   Percent of class:   0%.
            (c)   Number of shares as to which the person has:

                (i) Sole power to vote or to direct the vote -0-.
                (ii) Shared power to vote or to direct the vote -0-.
                (iii) Sole power to dispose or to direct the disposition of -0-.
                (iv) Shared power to dispose or to direct the disposition of
                     -0-.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                       Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                       Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                       Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

                       Not Applicable

ITEM 10.    CERTIFICATION

                       Not Applicable.


                               Page 4 of 5 pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              November 18, 1999
                                              ----------------------------------
                                                           Date

                                              /s/ Ralph J. Swett
                                              ----------------------------------
                                                         Signature

                                              Ralph J. Swett
                                              ----------------------------------
                                                         Name/Title

                               Page 5 of 5 pages